Exhibit (h)(6)

AMENDED AND RESTATED

SCHEDULE A

TO THE SHAREHOLDER SERVICING PLAN

Fund and Class	Fee
API Efficient Frontier Capital Income Fund, Class A Shares	0.25%
API Efficient Frontier Growth Fund, Class A Shares	0.25%
API Efficient Frontier Income Fund, Class A Shares	0.25%
API Efficient Frontier Value Fund, Class A Shares	0.25%
API Efficient Frontier Multiple Index Fund, Class A Shares	0.25%
API Master Allocation Fund, Class A Shares	0.25%

Dated: April 6, 2007

Amended and Restated February 27, 2009.